April 19, 2002


Dear Fellow Shareholder:

      We are enclosing a Supplement to the Foodarama Supermarkets, Inc. (the "Company") Proxy Statement, which was mailed to shareholders on April 5, 2002. The Supplement contains information regarding certain recent developments in the Company, including the repurchase of certain shares subsequent to the record date for the Annual Meeting of Shareholders scheduled for May 8, 2002, as well as the filing of a shareholders derivative action against the Company, as nominal defendant, and the members of the Board.

      Please note that the time for the meeting has been changed to 2:00 p.m., local time. The date and place for the meeting remains the same.

      As we approach the upcoming Annual Meeting of Shareholders, your Board of Directors is very pleased with the financial and other achievements of the Company. Our results from operations and financial condition in fiscal 2001 continued to improve for the fourth consecutive year. Sales for 2001 increased 9.1% to a record $945,301,000 from $866,363,000 in the prior year. Income from operations as well as earnings before interest, taxes, depreciation and amortization for 2001 improved over the prior fiscal year. In addition, Foodarama stock proved to be one of the top performing securities listed on the American Stock Exchange in 2001. Operating results in the first quarter of fiscal 2002 remained favorable.

      The Board of Directors is proud to stand behind its record of achievement and its delivery of value to shareholders. If you have not already done so, we urge you to support your Board of Directors and management by signing, dating and returning the attached proxy card and voting your shares FOR the Board's nominees, FOR the proposal to amend the Certificate of Incorporation to classify the Board of Directors and FOR the proposal to amend the 2001 Stock Incentive Plan.

      We thank you for your support.
                                     Very truly yours,




         /S/ Richard J. Saker                       /S/ Joseph J. Saker
         --------------------                       -----------------
         RICHARD J. SAKER                          JOSEPH J. SAKER
         President and Chief Operating Officer     Chairman of the Board and
                                                   Chief Executive Officer

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                          FOODARAMA SUPERMARKETS, INC.
                                   May 8, 2002
                                 ----------------

                          SUPPLEMENT TO PROXY STATEMENT
                                       OF
                          FOODARAMA SUPERMARKETS, INC.
                                 ----------------

To the Shareholders of Foodarama Supermarkets, Inc.:

      The following information supplements and amends the Proxy Statement dated April 5, 2002 (the "Proxy Statement") of Foodarama Supermarkets, Inc. (the "Company") furnished in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "Board of Directors") to be voted at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company, 922 Highway 33, Building 6, Suite 1, Howell, New Jersey 07731 on May 8, 2002, and any adjournment or postponement thereof (the "Annual Meeting"). This Supplement should be read in conjunction with the Proxy Statement, which remains in effect in all respects, except to the extent modified hereby. All capitalized terms used and not otherwise defined herein have the meanings given in the Proxy Statement.

Annual Meeting

      The time of the Annual Meeting has been changed to 2:00 p.m. (local time). The date and place for the Annual Meeting remain the same.

Recent Developments

      Share Repurchases Subsequent to Record Date

      According to the Proxy Statement, 1,071,233 shares of Common Stock were outstanding as of March 26, 2002, the record date for the Annual Meeting (the "Record Date"). Subsequent to the Record Date, the Company has engaged in repurchases of shares of Common Stock, thereby effectively reducing the number of shares of Common Stock to be voted at the Annual Meeting.

      Pursuant to a Securities Purchase Agreement entered into on April 2, 2002 by and among the Company and several Company shareholders including Carl W. Dinger III (the "Dinger Group"), the Company agreed to repurchase 78,466 shares, representing a 7.3 percent stake in the Company, from the Dinger Group (the

"Dinger Shares") for an aggregate cash purchase price of $3,491,737, or $44.50 per share. As of the date of this Supplement, the Company has completed the purchase of all but 4,500 of the Dinger Shares, and it expects to complete the purchase of the remaining shares prior to the date of the Annual Meeting. In addition, the Company repurchased 2,000 shares from Michael Shapiro, the Chief Financial Officer of the Company, and his wife on April 3, 2002, at a per share price of $45.20, and 5,400 shares from unaffiliated shareholders on April 4, 2002, at a per share price of $44.50 (such shares, together with the Dinger Shares, are referred to in this Supplement as the "Shares").

     As a result of these repurchases, the Company believes that the Shares are now "owned or controlled" by the Company for purposes of the New Jersey Business Corporation Act and, as such, can neither be counted in determining the total number of shares outstanding, nor voted, at the Annual Meeting despite the fact that the Shares were outstanding on the Record Date. Based upon discussions with certain of the owners of Shares, the Company understands that the nominee holders of a substantial number of the Shares will be instructed not to vote such Shares at the Annual Meeting. In addition, the Company is currently discussing arrangements with the transfer agent for the Common Stock to ensure that the Shares are not voted at the Annual Meeting. If the Shares are not considered outstanding or voted, the maximum number of shares of Common Stock that will be eligible to be voted at the Annual Meeting will be reduced to 985,367.

      In order to facilitate these purchases, on March 29, 2002, the Company and its lenders amended the Company's Second Amended and Restated Revolving Credit and Term Loan Agreement (the "Credit Agreement") to permit the Company to repurchase shares of Common Stock for an aggregate purchase price not to exceed $5,600,000, subject to certain conditions and limitations. Previously, the limit under the Credit Agreement was $5,000,000.

      Since June 27, 2001, the Company has repurchased a total of 131,923 shares in open market and privately negotiated transactions, for an aggregate cash purchase price of $5,591,597, or an average of $42.39 per share. Of these shares, a total of 33,377 shares were purchased from related parties, including 2,000 shares purchased from the Company's Chief Financial Officer and his wife (as described above), for an aggregate cash purchase price of $1,251,295, or an average of $37.49 per share. As described in the preceding paragraph, the Company's Credit Agreement limits the amount that the Company may expend to repurchase shares of its Common Stock to $5,600,000.

      Derivative Litigation

      On March 27, 2002, Melvin Jules Bukiet, on behalf of himself and acting as trustee for the benefit of minors Madeline Bukiet, Miles Bukiet and Louisa Bukiet (together, the "Plaintiff"), commenced a shareholders derivative action against the Company, as nominal defendant, and against all five members of the Board of Directors, Joseph J. Saker, Richard J. Saker, Charles T. Parton, Albert
A. Zager and Robert H. Hutchins (together, the "Defendants"), in their capacities as directors and/or officers of the Company. This lawsuit, which was filed in the Superior Court of New Jersey, Middlesex County, Chancery Division (the "Court"), alleges that the Defendants have breached their fiduciary duties to the Company and its shareholders and sought to "enrich and entrench themselves at the shareholders' expense" through their previous recommendation, implementation and administration of the 2001 Stock Incentive Plan (the "2001 Plan") which was approved by the Company's shareholders on April 4, 2001, and by proposing an amendment to the 2001 Plan to increase the number of shares of Common Stock available for issuance by 65,000 shares and an amendment to the Company's amended and restated certificate of incorporation (the "Certificate of Incorporation") to create a classified Board of Directors consisting of five classes of directors, with only one class standing for election in any year for a five-year term. For further information with respect to the proposed amendments to the 2001 Plan and the Certificate of Incorporation, please refer to the sections of the Proxy Statement entitled "PROPOSAL 2: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO CLASSIFY THE BOARD OF DIRECTORS" and "PROPOSAL 3: APPROVAL OF AMENDMENT TO THE 2001 STOCK INCENTIVE PLAN".

     Specifically, the Plaintiff alleges that the Defendants administered the 2001 Plan in a manner contrary to the stated purpose of the 2001 Plan, namely, to attract and retain key employees and to provide an incentive, through stock ownership, to enhance the value of the Common Stock. Instead, the Plaintiff alleges that the Defendants have unjustly enriched themselves in their administration of the 2001 Plan by granting options only to themselves and to certain other senior officers at below-market prices. For further information with respect to grants of stock options under the 2001 Plan during fiscal 2001, please refer to the section of the Proxy Statement entitled "EXECUTIVE COMPENSATION - Option Grants and Exercises During Fiscal Year Ended November 3, 2001". The Plaintiff contends that the 2001 Plan, as administered by the Defendants, fails to motivate those individuals granted options to maximize shareholder value because such individuals already possess a substantial proprietary interest in the Company. The Plaintiff further asserts that the annual compensation of the Defendants who are also officers of the Company, when compared to their counterparts at comparable companies, is sufficient to retain and motivate such Defendants to enhance shareholder value without additional incentives from the 2001 Plan. In addition, the Plaintiff contends that the proposed amendment to the 2001 Plan "will further dilute the outstanding shares in the hands of Foodarama's public shareholders" and, assuming that the new shares will be used largely for awards to the Defendants, "will further entrench and enrich the Defendant Directors at the expense of Foodarama and its public shareholders". Finally, the Plaintiff argues that the proposal to adopt a classified Board of Directors is "designed to entrench the Board . . . so that they may continue to . . . further enrich themselves".

      To remedy the Defendants' alleged breaches of their fiduciary duties, the Plaintiff has asked the Court, among other things, to (i) declare that the Defendants have wasted corporate assets and breached their fiduciary duties to the Company's shareholders, (ii) declare the 2001 Plan null and void, (iii) rescind any grant of options to any of the Defendants and/or neutralize the votes of any shares obtained upon exercise of options, (iv) compel the

Defendants to pay over any proceeds from any exercise of stock options under the 2001 Plan, (v) impose a constructive trust on all profits the Defendants obtain as a result of the 2001 Plan, (vi) enjoin the Stock Option Committee of the Company from granting any additional options to any Defendant under the 2001 Plan and (vii) enjoin the shareholder vote on the proposed amendments to the 2001 Plan and on the classified Board of Directors. The Plaintiff also has indicated in the lawsuit that they will engage in a proxy solicitation of shareholders of the Company to attempt to defeat the proposals to amend the 2001 Plan and the Certificate of Incorporation and, on April 11, 2002, made a request that the Company deliver to them a list of shareholders for purposes of such solicitation.

      The Board of Directors believes that the Plaintiff has characterized the actions taken by the Board of Directors in a negative light for purposes of the lawsuit. The Defendants firmly believe that they have acted in good faith and in accordance with their prudent business judgment in connection with the matters addressed in the lawsuit and intend to defend themselves vigorously. Your Board of Directors believes that there is other relevant information and considerations that shareholders should take into account when assessing the merits of the lawsuit, as follows:

      2001 Stock Option Grants. With respect to the allegation that the Defendants sought to enrich themselves through their implementation, administration and proposed amendment of the 2001 Plan, reference is made to the "Compensation Report of the Board of Directors" contained in the Proxy Statement (the "Compensation Report"). According to the Compensation Report, the Stock Option Committee of the Board of Directors, which consists of three outside directors, determined to award stock options under the 2001 Plan during fiscal 2001 on the basis of its assessment of the organizational roles and past and current contributions of the Company's key officers, particularly in light of the fact that the Company has not awarded stock options or other equity incentives to senior officers for a significant period of time. Accordingly, the Stock Option Committee decided that option awards to the key officers were justified in light of their past contributions, for which the officers did not receive equity incentive compensation as their counterparts at comparable companies might have received under similar circumstances, and in order to incentivize them going forward. It should also be pointed out that the options granted to the Company's Chief Executive Officer and Chief Operating Officer vest quarterly over a five-year period (subject to the occurrence of certain events that accelerate vesting, including death or disability or certain events that could result in a change of control of the Company), so the recipients are at risk with respect to most of their options if the market value of the Common Stock declines and, by the same token, are encouraged to enhance the Company's performance so that the value of their options increases. As such, the option recipients have a commonality of interest with all of the Company's shareholders in working to improve the Company's performance and results. Moreover, it should be noted that awards have been made under the 2001 Plan to a number of key employees, not just the two most senior officers. Specifically, stock options were granted under the 2001 Plan to five other executive officers and three independent directors of the Company, and stock performance units (phantom stock) in respect of 10,500 shares were awarded to 18 management employees of the Company who were not executive officers and to one executive officer. The stock performance units had a base price of $19.60 and were exercisable only for cash.

      Senior Officer Compensation. With respect to the Plaintiff's allegation that the Defendant's salaries are sufficient to provide incentive without any additional compensation, the Compensation Report describes the methodology employed by the Company's independent directors in determining the compensation for the Company's two top officers. The independent directors determined, based in part on information concerning compensation paid by competing companies to their senior officers, that the combined salaries of the Company's Chief Executive Officer and Chief Operating Officer, taking into account the increases granted in 2001, are appropriate for these two officers in light of their contributions and responsibilities to the Company. In addition, it should be noted that the Company's Chief Executive Officer and Chief Operating Officer each personally guarantees indebtedness for current charges incurred by the Company in the ordinary course of business to Wakefern Food Corporation ("Wakefern"), the retailer-owned food distribution cooperative of which the Company is a shareholder member. As of November 3, 2001, the Company was indebted to Wakefern for such charges in the amount of approximately $36 million. The Company believes that this arrangement is unique to it as a member of the Wakefern cooperative and would not be in effect for other publicly-traded companies with which the Company competes. The independent directors of the Company believe that it is appropriate and in the best interests of the Company to recognize the potentially significant risk of these guarantees to these two senior officers in evaluating their total compensation.

      2001 Stock Option Plan Amendment. In light of the number of awards of stock options and performance units granted under the 2001 Plan during fiscal 2001, the Board of Directors has determined that it is prudent and necessary to replenish the shares available for the future grant of awards under the 2001 Plan for the reasons set forth in the Proxy Statement. Because this proposed amendment will not be effective unless approved by the shareholders at the Annual Meeting, it will be the shareholders of the Company, and not the Board of Directors, who will control whether these additional equity incentives will be made available to the Stock Option Committee to carry out the intent and purpose of the 2001 Plan. See the section entitled "PROPOSAL 3: APPROVAL OF AMENDMENT TO THE 2001 STOCK INCENTIVE PLAN" in the Proxy Statement.

      Classified Board Amendment. As stated in the Proxy Statement, the Board of Directors believes that the implementation of a classified board structure "is advantageous to the Company and its shareholders" and will enhance "the likelihood of continuity and stability in the leadership and the policies formulated by the Board of Directors". The Board of Directors has determined that the benefits of the classified board structure outweigh any disadvantages that may result from the fact that potential acquirers of the Company may be discouraged from launching hostile takeover bids. The Board of Directors is not recommending this amendment to the Certificate of Incorporation as a result of any such hostile activity, nor is the Board of Directors aware of any such hostile activity. As is the case with the proposed amendment to the 2001 Plan, the proposed amendment to the Certificate of Incorporation will not be effective unless approved by the shareholders at the Annual Meeting, and it is therefore the shareholders, and not the Board of Directors, who will control whether a classified board structure is adopted for the Company. See the section entitled "PROPOSAL 2: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO CLASSIFY THE BOARD OF DIRECTORS" in the Proxy Statement.

      The Board of Directors continues to recommend that the shareholders vote "FOR" the proposal to amend the 2001 Stock Incentive Plan to increase the number of shares available for awards by 65,000 shares and "FOR" the proposal to amend the Certificate of Incorporation to classify the Board of Directors into five classes.

Additional Information

      The Proxy Statement states in the section entitled "SHAREHOLDER PROPOSALS" that a shareholder of the Company who wishes to present a proposal for action at the Company's 2003 annual meeting of shareholders must submit such proposal to the Company and such proposal must be received by the Company by November 4, 2002. This date is not correct and, in accordance with Rule 14a-8(e) promulgated under the Securities Exchange Act of 1934, as amended, this date is December 6, 2002, and the Proxy Statement is hereby amended to so provide.

      The Company has retained MacKenzie Partners, Inc. to assist it in soliciting proxies for the Annual Meeting, for which services the Company will pay a fee expected not to exceed $15,000, plus out-of-pocket expenses.

                                           * * *

                              IMPORTANT INFORMATION

      If you have already completed a proxy card and returned it to the Board of Directors, we thank you for your support. However, if you have not already done so, we urge you to support your Board of Directors and management by signing, dating and returning the attached proxy card and voting your shares FOR the Board's nominees, FOR the proposal to amend the Certificate of Incorporation to classify the Board of Directors, and FOR the proposal to amend the 2001 Plan. Remember, only your latest dated, properly executed proxy card will count at the Annual Meeting.



                              FOODARAMA SUPERMARKETS, INC.

April 19, 2002